Exhibit 99.1

Amy Bradley Joins AmeriServ Financial, Inc. Board of Directors

Johnstown, PA – The Board of Directors of AmeriServ Financial, Inc. (NASDAQ: ASRV) today announced the appointment of Amy Bradley, president and chief executive officer of the Cambria Regional Chamber of Commerce, as an independent director of the company and a new member of the investment/asset liability committee. Ms. Bradley’s appointment maintains the Board’s membership at nine directors.

“We are pleased to welcome Amy as a new independent director to the AmeriServ board.  She is an accomplished community leader, has a deep understanding of our community vision and shares our commitment to fostering the economic development and revitalization of the communities we serve.

“Amy’s leadership role at our regional chamber of commerce provides her with a unique perspective – an inside look at the challenges and opportunities our regional businesses are facing, as well as knowing how to secure the resources needed to aid and counsel them,” Allan Dennison, chairman of AmeriServ Financial, Inc., said.  “She is a welcome addition to our board, and we are confident in her ability to assist us with further developing strategies and initiatives that will benefit consumers and businesses within our region.”

Prior to joining the Chamber, Ms. Bradley was employed by the Conemaugh Health System as director of communications and public affairs. Her professional background also includes work as a television news anchor at WJAC TV.

Ms. Bradley is currently involved with several community organizations including the Cambria County Drug Coalition, Vision Together 2025 and the Jacob Fend Foundation.  She has a bachelor’s degree in Broadcast Journalism from Penn State University and earned a master’s degree in Healthcare Leadership from Saint Vincent College.

She works and resides in Johnstown with her husband, John.  They are the parents of three children.

About AmeriServ Financial, Inc.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown, Pennsylvania.  The Company’s subsidiaries provide full-service banking and wealth management services through 17 community offices in southwestern Pennsylvania and Hagerstown, Maryland.  The Company also operates loan production offices in Altoona and Monroeville, Pennsylvania.  At March 31, 2022, AmeriServ had total assets of $1.3 billion and a book value of $6.65 per common share.  For more information, visit www.ameriserv.com.